COMPENSATION AGREEMENT

THIS COMPENSATION AGREEMENT ("Agreement") is made this 13th day of August, 1999, by and between HealthStar, Inc., an Illinois corporation, ("HEALTHSTAR"), a wholly owned subsidiary of HealthStar Corp., and Denise E. Nedza ("NEDZA"), Vice President & Chief Financial Officer, HealthStar, Inc. The term of this Agreement shall commence as of July 1, 1999 (the "Effective Date") and shall continue thereafter until June 30, 2000 (the "Termination Date").

BASE SALARY: One Hundred Thirty Steven Thousand Dollars ($137,000) per annum payable on a bi-weekly basis less statutory and elective payroll deductions.

CAR ALLOWANCE: Three Hundred Dollars ($300.00) per month payable the first two payrolls of each month. This amount is to cover all expenses related to automobile business travel.

TERMINATION: This Agreement may be terminated by HEALTHSTAR without notice for "cause," which includes commission of a fraudulent, illegal or dishonest act adversely affecting HEALTHSTAR.

If Nedza voluntarily resigns or is terminated for "cause," at the option of the Company, Nedza forfeits any amounts that may be due under this Agreement as of her termination date or which may become due thereafter which are not required to be paid out according to Illinois law. In case of Nedza's death, any amounts owed, including salary will be payable to her estate.

In the event that Nedza's employment is terminated "without cause" by HEALTHSTAR, Nedza shall receive a 90-day written notice of termination of employment and shall be compensated according to the terms of this agreement during this period.

MODIFICATIONS:

This Agreement embodies the complete, full and exclusive understanding of HEALTHSTAR and Nedza with respect to Compensation and they supersede and cancel all prior agreements, written or oral, between the parties hereto. Any amendments, additions, or supplements to or cancellation of this Agreement shall be effective and binding on HEALTHSTAR and Nedza only if in writing and signed by the President and approved by the Board of Directors.

If any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not effect the validity of any other provision hereof and this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been contained herein.

This Agreement shall be subject to and governed by the laws of the State of Illinois. The failure of either part to insist, in one or more instances, upon performance of any of the terms and provisions of this Agreement shall not be construed as a waiver of a relinquishment of any right granted hereunder or of the future performance of any such term, covenant or condition; and the obligation of both parties with respect thereto shall continue in full force and effect.

This Agreement is not a contract of employment, express or implied, but merely sets forth the compensation arrangement for Nedza.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

                                        /s/ Stephen J. Carder    8/20/99
                                        ----------------------------------------
                                        Stephen J. Carder, Date
                                        President, HealthStar, Inc.

                                        /s/ Denise E. Nedza      8/20/99
                                        ----------------------------------------
                                        Denise E. Nedza, Date
                                        Vice President & Chief Financial Officer
                                        HealthStar, Inc.